Canary Staked TRX ETF S-1/A

Exhibit 10.3

Confidential

BITGO

CUSTODIAL SERVICES AGREEMENT

This BitGo Custodial Services Agreement (this “Agreement”) is made as of the Effective Date by and between:

Canary Staked TRX ETF	(“CLIENT”)

a Delaware	Trust

and Custodian. This Agreement governs Client’s use of the Services (as defined below) provided or made available by Custodian to Client.

Definitions. Capitalized terms not defined elsewhere in this Agreement will have the meaning set forth below:

(a)	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. “Control” means the direct or indirect ownership of more than 50% of the voting securities or voting interests of a Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity interests, or by contract. A Person will be deemed an Affiliate only for so long as such control exists.

(b)	“Agreement” means this BitGo Custodial Services Agreement, as it may be amended from time to time, and includes all schedules and exhibits to this BitGo Custodial Services Agreement, as they may be amended from time to time.

(c)	“Applicable Law” means any applicable statute, rule, regulation, regulatory guideline, order, law, ordinance, or code; the common law and laws of equity; any binding court order, judgment, or decree; any applicable industry code, rule, guideline, policy, or standard enforceable by law (including as a result of participation in a self-regulatory organization); and any official interpretations of any of the foregoing.

(d)	“Assets” means, as applicable, Digital Assets and/or Fiat Currency.

(e)	“Authorized Persons” means any person authorized by Client or a person reasonably believed by Custodian to be authorized by Client to act on behalf of Client (e.g., viewer, admin, enterprise owner, viewer with additional video rights, etc.).

(f)	“Bank” means either (a) a U.S. banking institution insured by the Federal Deposit Insurance Corporation (FDIC) or (b) an organization that is organized under the laws of a foreign country, or a territory of the United States that is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or the country in which its principal banking operations are located.

(g)	“Client Security Codes” means IDs, credentials, passwords, login information, hints, personal identification numbers, non-custodial wallet keys (other than Client Keys), yubikeys, 2-factor authentication (2FA) devices or backups, or any other codes that Client uses to access the Services.

(h)	“Company Site” means https://www.bitgo.com/.

(i)	“Custodian” means BitGo Bank & Trust, National Association, a national banking association chartered under the laws of the United States and authorized by the Office of the Comptroller of the Currency to exercise trust powers and activities related thereto, acting as custodian of Client’s Assets on Client’s behalf.

(j)	“Digital Assets” means any digital unit of value, token, coin, cryptocurrency, virtual currency, non-fungible token (NFT), or other cryptographic asset that is issued, recorded, represented, or transferred using distributed ledger or blockchain technology, whether centralized, decentralized, permissioned, or permissionless. Digital Assets include (a) native protocol tokens, (b) tokens issued on existing networks or sidechains, (c) digital assets designed to maintain a stable value relative to fiat currency through reserve backing, (d) governance or utility tokens, (e) wrapped or derivative tokens, and (f) any rights to acquire or receive the foregoing. For clarity, Digital Assets do not include Fiat Currency, traditional book-entry securities or deposit account balances that are not recorded or transferred using distributed ledger technology, except to the extent such instruments are tokenized and recorded as described above.

(k)	“Effective Date” means the last signature below unless otherwise specified in this Agreement.

(l)	“Fee Schedule” means the description of fees set forth in Schedule A to this Agreement.

(m)	“Fiat Currency” means certain supported fiat currencies, such as U.S. Dollars.

(n)	“Instructions” means instructions given by Client or Client’s Authorized Persons.

(o)	“Losses” means, collectively, liabilities, damages, losses, costs, and expenses, including reasonable attorneys’ fees and costs.

(p)	“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture, governmental authority or agency, or any other legal or commercial entity or body.

(q)	“Representatives” means, collectively, officers, directors, employees, and agents.

(r)	“Services” means, collectively, all the services that Client receives from Custodian and its Affiliates pursuant to this Agreement, including Custodial Services, Wallet Services, Settlement Services, and ACH Services, as applicable.

(s)	“UI” means the web user interface available to Client through the Company Site that allows Client to access certain Services.

1.	SERVICES.

1.1.	Authorization. Client authorizes, approves, and directs Custodian to establish and maintain one or more Accounts on its books and records in connection with the receipt, safekeeping, and transfer of Client’s Digital Assets (the “Custodial Services”). Unless this Agreement expressly provides otherwise, Client authorizes Custodian to hold, process, and settle upon Instructions through either or both of the following account structures: (a) one or more segregated on-chain wallets (each a “Custodial Account”); and (b) one or more omnibus off-chain wallets in which Digital Assets of multiple clients are commingled for operational and settlement efficiency (“Go Account”). Custodial Accounts and Go Accounts are referred to collectively as “Accounts.” Client acknowledges and agrees that Custodian may move, reallocate, or transfer Assets between Accounts from time to time as Custodian deems necessary or advisable to provide the Custodial Services, facilitate settlement, manage liquidity or operational risk, or comply with Applicable Law and Custodian’s compliance and risk policies, provided that Custodian’s books and records will reflect Client’s interest in the Assets held for Client. With respect to Assets held in a Go Account, Client’s interest is reflected on Custodian’s books and records and consists of an entitlement to the same type and quantity of Digital Assets credited to Client, not to any specific on-chain units or transaction outputs.

1.2.	Title to Assets; No Transfer of Ownership. Client retains and will at all times retain all right, title, and interest (including beneficial ownership) in and to the Assets held in any Account for Client’s benefit, regardless of where such Assets are held, recorded, processed, or settled (including in any Account or in transit between Accounts). Except as expressly set forth in this Agreement (including with respect to fees, setoff, and authorized transactions), nothing in this Agreement transfers to Custodian any ownership interest in Client’s Assets. Custodian will not lend, pledge, rehypothecate, or otherwise encumber Client’s Assets except as expressly authorized by Client’s Instructions, to recover amounts owed under this Agreement, or as required by Applicable Law.

1.3.	Custody Transactions. The Custodial Services allow Client to deposit Assets to Client’s Account and to withdraw Assets from Client’s Account to an external location, in each case, pursuant to Instructions provided through the UI (each of such transactions is a “Custody Transaction”). Custodian reserves the right to refuse to process or to cancel any pending Custody Transaction: (a) as required by Applicable Law; (b) to enforce a transaction limit, threshold, condition or restriction, that any Custody Transaction that has remained in Custodian’s processing for more than thirty (30) days awaiting video verification, will be automatically rejected; or (c) if Custodian reasonably believes that the Custody Transaction may violate or facilitate the violation of any Applicable Law. Custodian cannot reverse a Custody Transaction which has been broadcast to a Digital Asset network. To the extent permitted by Applicable Law, Custodian will promptly notify the Client of the reasons for any such withholding, delay, or refusal.

1.4.	Third-Party Payments. The Services are not intended to facilitate third-party payments of any kind. As such, Custodian has no control over, or liability for, the delivery, quality, safety, legality, or any other aspect of any goods or services that Client may purchase from a third party (including other users of Services) using Assets in Client’s Account. “Third-Party Payments” means any transfer, payment, or other delivery of Assets from Client’s Account to any Person, in consideration for, or in connection with, the purchase, sale, license, lease, or provision of goods or services between the Client and that Person (including payments to merchants, vendors, or service providers). Third-Party Payments exclude (a) transfers between users of the Services (including peer-to-peer transfers), (b) transfers to or from Custodian or its Affiliates for fees, charges, or other amounts owed under the Agreement, (c) transfers to blockchain networks, miners, validators, or similar participants solely to pay network or transaction fees, and (d) transfers required to comply with Applicable Law.

1.5.	Clearing and Settlement Services. Custodian may offer clearing and settlement services (the “Settlement Services”) that facilitate the settlement of transactions of supported Assets between Client and Client’s trade counterparty that also has an Account with Custodian (“Settlement Partner”) pursuant to the operational terms set forth in Section 2.9.

1.6.	Wallet Software and Non-Custodial Wallet Service.

(a)           Custodian also provides Client with the option to create non-custodial wallets that support certain Digital Assets (“Wallet Services”). Wallet Services are provided by BitGo, Inc., an Affiliate of Custodian. Wallet Services provide access to wallets where BitGo, Inc. holds a minority of the keys, and Client is responsible for holding a majority of the keys (“Client Keys”).

(b)           The Wallet Services do not allow sending or receiving Digital Assets or Fiat Currency. The Wallet Services enable Client to interface with virtual currency networks to view and transmit information about a public cryptographic key commonly referred to as a blockchain address. As further set forth in Section 3.4, Client assumes all responsibility and liability for securing the Client Keys.

Further, Client assumes all responsibility and liability for the creation, storage, and maintenance of any backup keys associated with accounts created using the Wallet Services.

(c)          Client’s use of the Wallet Services and BitGo, Inc.’s application programming interfaces (“APIs”) and software development kits (“SDKs”) are subject to the terms available at https://www.bitgo.com/legal/services -agreement/ and https://www.bitgo.com/legal/bitgo-terms-of-use/ as may be amended from time to time in Custodian’s sole discretion (the “Online Terms”). In the event of a conflict between the Online Terms and the terms of this Agreement, the terms of this Agreement will control. Custodian will use commercially reasonable efforts to provide Client with prompt written notice of any material changes to the Online Terms prior to the effective date of such changes. Notwithstanding the foregoing, Custodian will comply with any Applicable Law requiring advance notice of changes within a specified timeframe, and in such cases, notice will be provided in accordance with such requirements.

1.7.	API Access and Developer Application.

(a)	Services, APIs, and SDKs can be accessed through the Company Site. Client may elect to use the APIs either directly or indirectly within an independently developed application controlled by Client (“Developer Application”) pursuant to the terms set forth in this Section 1.7.

(b)	Services provided through the APIs, either alone or with a Developer Application are subject to usage limits and the terms and conditions set forth in the Online Terms. In the event of a conflict between the Online Terms and the terms of this Agreement, the terms of this Agreement will control. If Client exceeds a usage limit, as noted below in Schedule A, Custodian may provide assistance to seek to reduce Client’s usage so that it conforms to the applicable usage limit. If Client is unable or unwilling to abide by the usage limits, Client will order additional quantities of the applicable Services promptly upon request or pay Custodian’s invoices for excess usage.

(c)	Subject to Custodian’s acceptance of Client as a developer, and subject to Client’s performance of its obligations under this Agreement and any other executed agreements with Custodian’s Affiliates, Custodian, on behalf of itself and its Affiliates, grants Client a non-assignable, non-transferable, revocable, personal, and non-exclusive license under applicable intellectual property rights to use and reproduce the SDK for use with the Developer Application. Client agrees that all end customers of any Developer Application will be subject to the same use restrictions that bind Client under this Agreement including the restrictions set forth in Section 3.4. Client is solely responsible and has sole liability for end customers that access or use the Services via the Developer Application and all acts or omissions taken by such end customers will be deemed to have been taken (or not taken) by Client. Client is responsible for the accuracy, quality, and legality of the Developer Application’s content and user data. Client will comply with, and ensure that Client’s Developer Application and its end customers comply with, all Applicable Law.

1.8.	Fees. Fees and payment terms associated with the Services are set forth in the Fee Schedule. Notwithstanding the foregoing, Custodian reserves the right to modify any fees at any time upon thirty (30) day’s prior notice to Client. During this thirty (30)-day period, Client may terminate this Agreement and cease to use the Services without incurring any additional charge.

1.9.	Taxes. Client is solely responsible for any taxes applicable to any Custody Transactions, and for withholding, collecting, reporting, or remitting the correct amount of taxes to the appropriate tax authorities. The history of Client’s Custody Transactions is available by accessing Client’s Account through the UI or by contacting Custodian directly. If Custodian or an Affiliate of Custodian has a legal obligation to pay or collect taxes for which Client is responsible, Client will be invoiced for the relevant amount, including any penalties, fines, or interest thereon, and Client will pay that amount promptly upon the receipt of the applicable invoice(s) unless Client provides the Custodian or relevant Affiliate of Custodian with a valid tax exemption certificate authorized by the appropriate taxing authority.

1.10.	Acknowledgement of Risks.

(a)          General Risks; No Investment, Tax, or Legal Advice; No Brokerage. CLIENT ACKNOWLEDGES THAT CUSTODIAN DOES NOT PROVIDE INVESTMENT, TAX, OR LEGAL ADVICE, NOR DOES CUSTODIAN BROKER TRANSACTIONS ON CLIENT’S BEHALF. CLIENT ACKNOWLEDGES THAT CUSTODIAN HAS NOT PROVIDED AND WILL NOT PROVIDE ANY ADVICE, GUIDANCE, OR RECOMMENDATIONS TO CLIENT WITH REGARD TO THE SUITABILITY OR VALUE OF ANY ASSETS, AND THAT CUSTODIAN HAS NO LIABILITY REGARDING ANY SELECTION OF A DIGITAL ASSET OR OTHERWISE THAT IS HELD BY CLIENT THROUGH THE CUSTODIAL SERVICES OR OTHER SERVICES. ALL CUSTODY TRANSACTIONS ARE EXECUTED BASED ON INSTRUCTIONS, AND CLIENT IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER ANY INVESTMENT, INVESTMENT STRATEGY, OR RELATED TRANSACTION INVOLVING CLIENT’S ASSETS IS APPROPRIATE FOR CLIENT BASED ON CLIENT’S INVESTMENT OBJECTIVES, FINANCIAL CIRCUMSTANCES, AND RISK TOLERANCE. CLIENT SHOULD SEEK LEGAL AND PROFESSIONAL TAX ADVICE REGARDING ANY TRANSACTION.

(b)          Material Risk in Investing in Digital Assets. CLIENT ACKNOWLEDGES THAT: (i) DIGITAL ASSETS ARE NOT LEGAL TENDER, ARE NOT BACKED BY THE U.S. GOVERNMENT, AND ACCOUNTS AND VALUE BALANCES ARE NOT SUBJECT TO FDIC INSURANCE OR SIPC PROTECTIONS; (ii) LEGISLATIVE AND REGULATORY CHANGES OR ACTIONS AT THE STATE, FEDERAL, OR INTERNATIONAL LEVEL MAY ADVERSELY AFFECT THE USE, TRANSFER, EXCHANGE, AND VALUE OF DIGITAL ASSETS; (iii) TRANSACTIONS INVOLVING DIGITAL ASSETS MAY BE IRREVERSIBLE, AND, ACCORDINGLY, LOSSES DUE TO FRAUDULENT OR ACCIDENTAL TRANSACTIONS MAY NOT BE RECOVERABLE; (iv) SOME DIGITAL ASSETS TRANSACTIONS WILL BE DEEMED TO BE MADE WHEN RECORDED ON A PUBLIC LEDGER, WHICH IS NOT NECESSARILY THE DATE OR TIME THAT CLIENT INITIATES THE TRANSACTION; (v) THE VALUE OF DIGITAL ASSETS MAY BE DERIVED FROM THE CONTINUED WILLINGNESS OF MARKET PARTICIPANTS TO EXCHANGE FIAT CURRENCY FOR DIGITAL ASSETS, WHICH MAY RESULT IN THE POTENTIAL FOR PERMANENT AND TOTAL LOSS OF VALUE OF A PARTICULAR DIGITAL ASSET SHOULD THE MARKET FOR THAT DIGITAL ASSET DISAPPEAR; (vi) THERE IS NO ASSURANCE THAT A PERSON WHO ACCEPTS DIGITAL ASSETS AS PAYMENT TODAY WILL CONTINUE TO DO SO IN THE FUTURE; (vii) THE VOLATILITY AND UNPREDICTABILITY OF THE PRICE OF DIGITAL ASSETS RELATIVE TO FIAT CURRENCY MAY RESULT IN SIGNIFICANT LOSS OVER A SHORT PERIOD OF TIME; (viii) THE NATURE OF DIGITAL ASSETS MAY LEAD TO AN INCREASED RISK OF FRAUD OR CYBER ATTACK; (ix) THE NATURE OF DIGITAL ASSETS MEANS THAT ANY TECHNOLOGICAL DIFFICULTIES EXPERIENCED BY CUSTODIAN MAY PREVENT THE ACCESS OR USE OF A CLIENT’S OR CLIENT’S CUSTOMERS’ DIGITAL ASSETS; AND (x) ANY ACCOUNT MAINTAINED BY CUSTODIAN FOR THE BENEFIT OF CLIENT (E.G., A BOND OR TRUST ACCOUNT) MAY NOT BE SUFFICIENT TO COVER ALL LOSSES INCURRED BY CLIENT OR CLIENT’S CUSTOMERS.

(c)          Additional Client Acknowledgment. CLIENT ACKNOWLEDGES THAT USING DIGITAL ASSETS AND ANY RELATED NETWORKS AND PROTOCOLS INVOLVES SERIOUS RISKS. CLIENT AGREES THAT IT HAS READ AND ACCEPTS THE RISKS LISTED IN THIS SECTION 1.10, WHICH IS NON-EXHAUSTIVE AND WHICH MAY NOT CAPTURE ALL RISKS ASSOCIATED WITH CLIENT’S ACTIVITY. IT IS CLIENT’S DUTY TO LEARN ABOUT ALL THE RISKS INVOLVED WITH DIGITAL ASSETS AND ANY RELATED PROTOCOLS AND NETWORKS. CUSTODIAN MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE VALUE OF DIGITAL ASSETS OR THE SECURITY OR PERFORMANCE OF ANY RELATED NETWORK OR PROTOCOL.

2.	OPERATIONAL TERMS

2.1.	General. The Digital Assets stored for Client are segregated from both (a) the property of Custodian, and (b) the Digital Assets of other customers of Custodian, except for Digital Assets moved to Go Accounts. Fiat Currency stored on Client’s behalf is stored by Custodian in accordance with Section 2.4.

2.2.	Registration; Authorized Persons.

(a)          To create an Account and use the Services, Client must provide Custodian with all information requested by Custodian. Client acknowledges that Custodian may, in its sole discretion, deny Client’s application to establish an Account, limit the number of Accounts, or decide to subsequently terminate an Account.

(b)          Client will maintain an updated and current list of Authorized Persons at all times on the UI and will immediately notify Custodian of any changes to the list of Authorized Persons by updating the list on the UI. Client will make available all necessary documentation and identification information, as reasonably requested by Custodian to confirm: (i) the identity of each Authorized Person; (ii) that each Authorized Person is eligible to be deemed an “Authorized Person” as defined in this Agreement; and (iii) the person requesting the changes in the list of Authorized Persons has valid authority to request changes on behalf of Client.

2.3.	Instructions.

(a)	Custodian acts upon Instructions that are received and verified by Custodian in accordance with its procedures and this Agreement.

(b)	Instructions will be required for any action requested of Custodian. Instructions will continue in full force and effect until canceled (if possible) or executed.

(c)	Custodian will be entitled to rely upon any Instructions it receives pursuant to this Agreement.

(d)	Custodian may assume that any Instructions received hereunder, if applicable, are not in any way inconsistent with the provisions of organizational documents of Client or of any vote, resolution, or proper authorization, and that Client is authorized to take the actions specified in the Instructions.

(e)	Client will verify all information submitted in Instructions to Custodian. Custodian will have no duty to inquire into or investigate the validity, accuracy, or content of any Instructions.

(f)	If any Instructions are ambiguous, incomplete, or conflicting, Custodian may refuse to execute such Instructions until any ambiguity, incompleteness, or conflict has been resolved. Custodian may refuse to execute Instructions if, in its sole opinion, such Instructions are outside the scope of its duties under this Agreement or are contrary to any Applicable Law.

(g)	Client is responsible for any Losses resulting from inaccurate Instructions (e.g., if Client provides the wrong destination address for executing a withdrawal transaction). Custodian does not guarantee the identity of any user, receiver, requestee, or other party to a Custody Transaction. Custodian will have no liability whatsoever for failure to perform pursuant to such Instructions except in the case of Custodian’s gross negligence, fraud, or willful misconduct.

2.4.	Fiat Currency.

(a)	As part of Custodial Services, Client may use Custodian to hold Fiat Currency in an Account for Client’s benefit. Custodian will custody Fiat Currency in one or more of the following accounts, as determined by Custodian: (i) deposit accounts established by Custodian at a Bank; (ii) money market accounts or money market funds established by Custodian at a Bank; or (iii) such other accounts as may be agreed between Client and Custodian in writing from time to time (each, a “Customer Omnibus Account”).

(b)	Each Customer Omnibus Account will be titled in the name of Custodian or in the name of Custodian for the benefit of its customers, in either case under the control of Custodian. Each Customer Omnibus Account will be maintained separately and apart from Custodian’s business, operating, and reserve accounts. Each Customer Omnibus Account constitutes a banking relationship between Custodian and the relevant Bank and will not constitute a custodial relationship between Client and Bank.

(c)	Custodian may hold some or any portion of Fiat Currency in accounts that may or may not receive interest or other earnings. Client agrees that the amount of any such interest or earnings attributable to such Fiat Currency in Customer Omnibus Accounts will be retained by Custodian as additional consideration for its Services, and nothing in this Agreement entitles Client to any portion of such interest or earnings. In addition, Custodian may receive earnings or compensation for a Customer Omnibus Account in the form of services provided at a reduced rate or similar compensation. Any such compensation will be retained by Custodian; Client is not entitled to any portion of such compensation, and no portion of any such compensation will be paid to or for Client. Client’s rights in the Customer Omnibus Accounts are limited to the specific amount of Fiat Currency Custodian custodies on Client’s behalf, as may be limited under this Agreement and by Applicable Law.

(d)	Client agrees and understands that wire deposit settlement times and wire withdrawal transfer times are subject to factors outside of Custodian’s control, including processes and operations related to Client’s account at a depository institution and Custodian’s bank account.

(e)	Automated clearing house (ACH) payment services through the ACH network may be available to Client pursuant to Schedule B (ACH Terms) of this Agreement, including the initiation, processing, and settlement of ACH debit entries to transfer Fiat Currency from Client’s Linked Bank Account to the Customer Omnibus Account and ACH credit entries to transfer Fiat Currency from the Customer Omnibus Account to Client’s Linked Bank Account, in each case in accordance with the Nacha Operating Rules and Applicable Law (“ACH Services”). ACH Services are provided solely for the transfer of Fiat Currency between Client’s Linked Bank Account and Customer Omnibus Account, and do not include the transfer, exchange, or conversion of Digital Assets. For the purposes of the ACH Services, “Nacha Operating Rules” and “Linked Bank Account” have the meaning ascribed to them in Schedule B.

2.5.	Digital Asset Deposits and Withdrawals.

(a)          Prior to initiating a deposit of Digital Assets to Custodian, Client must confirm that the specific Digital Asset is found in the then-current list available at https://assets.bitgo.com/, as may be amended from time to time in Custodian’s sole discretion (the “Supported Digital Assets List”). By initiating a deposit of Digital Assets to an Account, Client attests that Client has confirmed that the Digital Asset being transferred is listed in the Supported Digital Assets List. Custodian makes no representations or warranties with respect to the availability or accessibility of the Digital Assets.

(b)          Client must initiate any withdrawal request through Client’s Account to a Client wallet address. Custodian will process withdrawal requests with or without video verification, such decision to be based on a set of criteria (which may or may not be linked to a dollar value and may or may not be tied to a single transaction or aggregated in a series of transactions during a predetermined amount of time) set by Client on the UI. The time of such a request will be considered the time of transmission of such notice from Client’s Account. Notwithstanding the foregoing, Custodian reserves the right to request video verification for any transaction or series of transactions for any reason in its sole discretion.

(c)          As further set forth in Section 3.4, Client must manage and keep secure any and all information or devices associated with deposit and withdrawal procedures, including Client Security Codes. Custodian reserves the right to charge for pass through network fees (e.g., miner fees) to process a Custody Transaction involving Digital Assets on Client’s behalf. Custodian will notify Client of the estimated network fee at or before the time Client authorizes such Custodial Transaction.

(d)          The Services are provided exclusively for Digital Assets specified in the Supported Digital Assets List, as may be updated by Custodian in its sole discretion from time to time. Custodian will use commercially reasonable efforts to provide Client with thirty (30) days’ prior written notice before ceasing to support a Digital Asset in Client’s Account, unless Custodian is required to cease such support sooner to comply with Applicable Law or in the event such support creates an urgent security or operational risk in Custodian’s reasonable discretion (in which event Custodian will provide as much notice as is reasonably practicable under the circumstances). Under no circumstances should Client attempt to use the Services to deposit or store any Digital Assets that are not listed in the Supported Digital Assets List. Depositing, or attempting to deposit, Digital Assets that are not listed in the Supported Digital Assets List may result in such Digital Asset being irretrievable by Client or Custodian. Custodian assumes no obligation or liability whatsoever regarding any attempt to use the Services for Digital Assets that are not listed in the Supported Digital Assets List.

2.6.	Digital Asset Access Time. Custodian will make reasonable efforts to process Client-initiated deposits and withdrawals in a timely manner, but makes no representations or warranties regarding the amount of time needed to complete processing of any deposit or withdrawal, including where processing depends on security review or factors outside of Custodian’s control.

2.7.	Operation of Digital Asset Protocols.

(a)           Client acknowledges that only certain blockchains are supported by Custodian. Any attempt by Client to use the Services to transact with unsupported blockchains and protocols may result in loss of Client’s Assets. Custodian will have no responsibility or liability with respect to any such losses, damages, or claims arising from or related to such attempted transactions.

(b)          Custodian does not own or control the underlying software protocols that govern the operation of Digital Assets on the Supported Digital Assets List. By using the Custodial Services, Client acknowledges and agrees that (i) Custodian is not responsible for operation of the underlying protocols and that Custodian makes no guarantee of their functionality, security, or availability; and (ii) the underlying protocols are subject to sudden changes in operating rules (a.k.a. “forks”); and (iii) such forks may materially affect the value, function, or even the name of the Digital Assets that Client stores in Client’s Account. In the event of a fork, Client agrees that Custodian may temporarily suspend Custodian operations with respect to the affected Digital Assets (with or without advance notice to Client) and that Custodian may, in its sole discretion, decide whether or not to support (or cease supporting) either branch of the forked protocol entirely. Custodian assumes absolutely no liability whatsoever in respect of an unsupported branch of a forked protocol or its determination whether or not to support a forked protocol.

(c)          Client agrees that all “airdrops” (free distributions of certain Digital Assets), forks, derivatives, enhanced protocol, which interact with a Digital Asset supported by Custodian (“Advanced Protocols ”) will be handled by Custodian pursuant to its fork policy as may be amended from time to time in Custodian’s sole discretion (the “Fork Policy”) (currently available at www.bitgo.com/resources/bitgo-fork-policy). Client acknowledges that Custodian is under no obligation to support any Advanced Protocols or handle such Advanced Protocols in any manner, except as detailed above and in the Fork Policy. Custodian, at its sole discretion, may update the Fork Policy from time to time or the URL at which it is available, and Client agrees that Client is responsible for reviewing any such updates. Custodian will use commercially reasonable efforts to provide Client with prompt written notice of any material changes to the Fork Policy prior to the effective date of such changes. Notwithstanding the foregoing, Custodian will comply with any Applicable Law requiring advance notice of changes within a specified timeframe, and in such cases, notice will be provided in accordance with such requirements. Client will not use its Account to attempt to receive, request, send, store, or engage in any other type of transaction involving an Advanced Protocol. Custodian assumes absolutely no liability whatsoever in respect to Advanced Protocols.

2.8.	Account Statements.

(a)           Custodian will provide Client with an electronic account statement every calendar quarter. Each statement will be provided via the UI and notice of its posting will be sent via electronic mail.

(b)          Client will have forty-five (45) days to file any written objections or exceptions with Custodian after the posting of an Account statement online. If Client does not file any objections or exceptions within the forty-five (45)-day period, this will indicate Client’s approval of the statement and will preclude Client from making future objections or exceptions regarding the information contained in the statement. Such approval by Client will be full acquittal and discharge of Custodian regarding the transactions and information on such statement.

(c)          To value Digital Assets held in Client’s Account, the Custodian will electronically obtain USD equivalent prices from digital asset market data with amounts rounded up to the seventh decimal place to the right. Custodian does not guarantee the accuracy or timeliness of prices received and the prices are not to be relied upon for any decisions for Client’s Account.

2.9.	Settlement.

(a)          Client acknowledges that the Settlement Service is an API product complemented by a UI. Clients may utilize the Settlement Services by way of settlement of one-sided requests with counterparty affirmation or one-sided requests with instant settlement, and two-sided requests with reconciliation. Client understands that Assets available for use within the Settlement Services may not include all of Client’s Assets held under custody. For the avoidance of doubt, use of the UI is subject to the Online Terms.

(b)          The Settlement Services allow Client to submit, through the UI, a request to settle a purchase or sale of Assets with a Settlement Partner. Client authorizes Custodian to accept Client’s cryptographic signature submitted through the UI. When a cryptographic signature is received through the UI along with the settlement transaction details, Client is authorizing Custodian to act on the Instruction to settle such transaction.

i.              A one-sided request with counterparty affirmation requires Client to submit a request, including its own cryptographic signature on the trade details, via UI calls. Custodian will notify the Settlement Partner and lock funds of the sending party while waiting for the Settlement Partner to affirm the request. Custodian will settle the trade immediately upon affirmation and the locked funds will be released.

ii.             A one-sided request with instant settlement requires one side of the trade to submit a request, including cryptographic signatures of the sending party to the trade via UI calls. Custodian will settle the trade immediately.

iii.            A one-sided request to receive Digital Assets requires one side of the trade to submit a request, including its own cryptographic signature via UI calls. Custodian will settle the trade immediately upon receipt of the other party’s cryptographic signature.

iv.            A one-sided request to send and receive Digital Assets, with counterparty affirmation, requires one side of the trade to submit a request, including its own cryptographic signature via UI calls. Custodian will notify the Settlement Partner and lock funds of the sending party while waiting for the Settlement Partner to affirm the request. Custodian will settle the trade immediately upon receipt of the other party’s cryptographic signature.

v.             Settlement is complete only when Custodian has accepted the applicable Instructions and applicable cryptographic signatures, completed all compliance, risk, and operational checks, and recorded the corresponding debits and credits in Custodian’s books and records.

vi.            Client and Settlement Partner’s Accounts must have sufficient Assets prior to initiating any settlement request. The full amount of Assets required to fulfill a transaction are locked until such Instruction has been completed. All Instructions are binding on Client and Client’s Account. Custodian does not guarantee that any settlement will be completed by any Settlement Partner. Client may not be able to withdraw an Instruction in the form of an offer (or withdraw its Instruction to accept an offer) prior to completion of a settlement and Custodian will not be liable for the completion of any Instruction after a cancellation request has been submitted.

vii.           Client will ensure that only an appropriate Authorized Person of its Account has access to the Client Security Codes.

viii.         Client is solely responsible for any decision to enter into a settlement by way of the Settlement Services, including the evaluation of any and all risks related to any such transaction and has not relied on any statement or other representation of Custodian. Custodian is a facilitator and not a counterparty to any settlement; and, as a facilitator, Custodian bears no liability with respect to any transaction and does not assume any clearing risk.

ix.            Any notifications that Client may receive regarding the Settlement Services are Client’s responsibility to review in a timely manner.

(c)          Upon execution of the settlement, the UI provides Client a summary of the terms of the transaction, including the type of Digital Asset purchased or sold; the delivery time; and the purchase or sale price. Settlement of a transaction is completed via the Go Account by way of offsetting ledgered transactions within Custodian’s off-chain settlement system. On-chain synchronization occurs at the time the withdrawal from Client’s Go Account takes place (other than through a subsequent Settlement Services transaction).

(d)          Custodian reserves the right to refuse to settle any transaction, or any portion of any transaction, for any reason, at its sole discretion. Custodian bears no responsibility if an Instruction was placed or was active during any time the Settlement Services system is unavailable or encounters an error; or, if any such Instruction triggers certain regulatory controls.

(e)          Custodian may charge additional fees for Settlement Services as set forth in Schedule A, the UI, an order form, or another written agreement between the parties.

(f)           Clearing and settlement transactions are subject to Applicable Laws.

2.10.	Dormant Accounts; Unclaimed Property. If any Account becomes inactive or dormant for the period of time specified under Applicable Law, Client acknowledges and agrees that Custodian may be required to report and remit any remaining Assets in such Account to the appropriate governmental authority in accordance with Applicable Law relating to unclaimed property or escheatment. Custodian will provide Client with any notice required by Applicable Law prior to such remittance. Client understands that Applicable Law may require, or permit, Custodian to convert or liquidate Digital Assets into Fiat Currency and remit the resulting proceeds to the applicable governmental authority. Custodian will determine the timing and manner of any such conversion or liquidation in its sole discretion, consistent with its legal obligations, and may charge any applicable fees, network cost, and other charges to the Account or the liquidation proceeds. To the maximum extent permitted by Applicable Law, Client agrees that Custodian has no responsibility or liability for any Losses, unrealized gains, opportunity costs, taxes, withholdings, fees, or other consequences arising from or related to: (a) the conversion or liquidation of Digital Assets in a dormant Account, (b) the remittance or delivery of Assets or proceeds to a governmental authority, or (c) Custodian’s compliance with any Appli cable Law relating to unclaimed property, escheatment, or similar obligations. After remittance, Client’s recourse, if any, is solely against the applicable governmental authority.

3.	USE OF SERVICES.

3.1.	Company Site and Content. Custodian grants Client a limited, nonexclusive, non-transferable, revocable, royalty-free license, subject to the terms of this Agreement, to access and use the Company Site and related content, materials, and information (collectively, the “Content”) solely for using the Services in accordance with this Agreement. Any other use of the Company Site or Content is expressly prohibited and all other right, title, and interest in the Company Site or Content is exclusively the property of Custodian, its Affiliates and its licensors. Client will not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit the Company Site or any of the Content, in whole or in part without Custodian’s or its Affiliates’ prior written consent. “www.bitgo.com,” “BitGo,” “BitGo Custody,” and all logos related to the Services or displayed on the Company Site are either trademarks or registered marks of Custodian, its Affiliates or its licensors. Client may not copy, imitate, or use them without Custodian’s prior written consent in each instance.

3.2.	Website Accuracy. Although Custodian intends to provide accurate and timely information on the Company Site, the Company Site (including the Content, but excluding any portions thereof that are explicitly described in this Agreement) may not always be entirely accurate, complete, or current and may also include technical inaccuracies or typographical errors. In an effort to continue to provide Client with as complete and accurate information as possible, such information may be changed or updated from time to time without notice, including information regarding Custodian policies, products and services. Accordingly, Client should verify all information before relying on it, and all decisions based on information contained on the Company Site are Client’s sole responsibility and Custodian will have no liability for such decisions. Links to third-party materials (including websites) may be provided as a convenience but are not controlled by Custodian. Custodian is not responsible for any aspect of the information, content, or services contained in any third-party materials or on any third-party sites accessible from or linked to the Company Site.

3.3.	Prohibited Use and Practices. Custodian may monitor use of the Services and the resulting information may be used, reviewed, retained, and disclosed by Custodian in aggregated and non-identifiable forms for its legitimate business purposes or in accordance with Applicable Law. Client will not, directly or indirectly: (a) use the Services to upload, store or transmit any content that is infringing, libelous, unlawful, tortious, violate privacy rights, or that includes any viruses, software routines, or other code designed to permit unauthorized access, disable, erase, or otherwise harm software, hardware, or data; (b) engage in any activity that interferes with, disrupts, damages, or accesses in an unauthorized manner the Services, servers, networks, data, or other properties of Custodian or of its suppliers or licensors; (c) develop, distribute, or make available a Developer Application in any way in furtherance of criminal, fraudulent, or other unlawful activity; (d) use the Services, for the benefit of anyone other than Client or end customer of any Developer Application; (e) sell, resell, license, sublicense, distribute, rent, or lease any Services, or include any Services in a services bureau or outsourcing offering; (f) circumvent a contractual usage limit; (g) obscure, remove, or destroy any copyright notices, proprietary markings or confidential legends provided with the Services; (h) use the Services to build a competitive product or service; (i) distribute a Developer Application in source code form in a manner that would disclose the source code of the Services; (j) reverse engineer, decrypt, decompile, decode, disassemble, or otherwise attempt to obtain the human readable form of the Services, to the extent such restriction is permitted by Applicable Law; or (k) engage in any of the prohibited practices set forth at https://www.bitgo.com/bitgo-prohibited-uses-and-businesses-terms/ , as may be amended by Custodian from time to time in Custodian’s sole discretion (collectively, the “Prohibited Practices ”). Custodian will use commercially reasonable efforts to provide Client with prompt written notice of any material changes to the Prohibited Practices prior to the effective date of such changes. Notwithstanding the foregoing, Custodian will comply with any Applicable Law requiring advance notice of changes within a specified timeframe, and in such cases, notice will be provided in accordance with such requirements.

3.4.	Security; Client Responsibilities.

(a)          Client will maintain adequate security and control of all Client Keys and Client Security Codes. Any loss or compromise of the foregoing information or Client’s personal information may result in unauthorized access to Client’s Account by third parties and the loss or theft of Assets. Client will keep Client’s email address and telephone number up to date in Client’s profile to receive notices, alerts, and other communications from Custodian. Custodian assumes no responsibility for any loss that Client may sustain due to compromise of Client Security Codes due to no fault of Custodian or Client’s failure to follow or act on any notices or alerts that Custodian may send to Client.

(b)          Client will ensure that all Authorized Persons are adequately trained to safely and securely access the Services, including with respect to general security principles regarding Client Keys, Client Security Codes, and Client’s personnel.

(c)          Client acknowledges that granting permission to a third party or non-permissioned user to take specific actions on Client’s behalf does not relieve Client of any of Client’s responsibilities under this Agreement and may violate the terms of this Agreement. Client is fully responsible for all activities taken on Client’s Account (including acts or omissions of any third party or non-permissioned user with access to Client’s Account). Further, Client acknowledges and agrees that Client will not hold Custodian responsible for, and will indemnify, defend and hold harmless the Custodian Indemnitees (as defined below) from and against any Losses arising out of or related to any act or omission of any party using Client’s Account (including acts or omissions of any third party or non-permissioned user with access to Client’s Account); provided that such Losses did not result from Custodian’s gross negligence, fraud, or willful misconduct.

(d)          Custodian will not bear any liability whatsoever for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms, or other malware that may affect Client’s computer or other equipment, or any phishing, spoofing, or other attack, unless such damage or interruption directly resulted from Custodian’s gross negligence, fraud, or willful misconduct. Client should also be aware that SMS and email services are vulnerable to spoofing and phishing attacks, and Client should use care in reviewing messages purporting to originate from Custodian. Client should always log into Client’s Account through the UI to review any Custody Transactions or required actions if Client has any uncertainty regarding the authenticity of any communication or notice.

(e)          In the event Client believes Client’s Account information has been compromised, Client will immediately notify Custodian by contacting Custodian at security@bitgo.com from the email address associated with Client’s Account. Client will provide Custodian with all relevant information Custodian reasonably requests to assess the security of the Assets, Accounts and wallets.

3.5.	Service Providers. Client acknowledges and agrees that the Services may be provided from time to time by, through or with the assistance of Affiliates of, or vendors to, Custodian (collectively, “Service Providers”).

3.6.	Independent Verification. If Client is subject to Rule 206(4)-2 under the Investment Advisers Act of 1940, Custodian will, upon written request, provide Client’s authorized independent public accountant confirmation of, or access to, information in Custodian’s books and records sufficient to confirm Client’s Digital Assets as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4), subject to the applicable Account structure. Custodian does not provide legal advice regarding Client’s compliance with Rule 206(4)-2 or any successor rule. Client will direct such requests to Custodian at balanceconfirmations@bitgo.com.

4.	TERM; TERMINATION.

4.1.	Initial Term; Renewal Term. This Agreement will commence on the Effective Date and will continue for one (1) year, unless earlier terminated in accordance with the terms of this Agreement (the “Initial Term”). After the Initial Term, this Agreement will automatically renew for successive one (1)-year periods (each, a “Renewal Term”), unless either party notifies the other party of its intention not to renew at least sixty (60) days prior to the expiration of the then-current Term or upon mutual written agreement of the parties. “Term” means the Initial Term and any Renewal Terms.

4.2.	Termination for Breach. Either party may terminate this Agreement if the other party breaches a material term of this Agreement and fails to cure such breach within thirty (30) calendar days following written notice thereof.

4.3.	Suspension, Termination, or Cancellation by Custodian.

(a)	Custodian may suspend or restrict Client’s access to the Custodial Services or deactivate, terminate, or cancel Client’s Account if:

(i)	Custodian reasonably suspects Client of using Client’s Account in connection with a Prohibited Practice;

(ii)	Custodian is so required by Applicable Law, including a facially valid subpoena, court order, or binding order of a government authority;

(iii)	Custodian reasonably perceives a risk of legal or regulatory non-compliance associated with Client’s Account activity or the provision of the Account to Client by Custodian (including any risk perceived by Custodian in the review of any materials, documents, information, statements, or related materials provided by Client after execution of this Agreement);

(iv)	A Service Provider is unable to support Client’s use;

(v)	Client takes any action that Custodian deems as circumventing Custodian’s controls, including opening multiple Accounts, abusing promotions which Custodian may offer from time to time, or otherwise misrepresenting any information set forth in Client’s Account;

(b)	If Custodian suspends or restricts Client’s access to the Services or deactivates, terminates or cancels Client’s Account for any reason, Custodian will provide Client with notice of Custodian’s actions via email unless prohibited by Applicable Law. Notwithstanding any suspension, restriction, deactivation, termination, or cancellation, Custodian, in its reasonable discretion, may use commercially reasonable efforts to permit Client to withdraw Assets within a reasonable time upon written request, except to the extent Custodian reasonably believes it is prohibited from doing so by Applicable Law or binding order of a government authority. Custodian’s decision to take certain actions, including limiting access to, suspending, or closing Client’s Account, may be based on confidential criteria that are essential to Custodian’s compliance, risk management, or security protocols. Custodian is under no obligation to disclose the details of any of its internal risk management and security procedures to Client.

(c)	If Custodian terminates Client’s Account, this Agreement will automatically terminate on the later of (i) the effective date of such cancellation or (ii) the date on which all of Client’s Assets have been withdrawn.

4.4.	Early Termination. Client may terminate this Agreement before the end of the Term if Client: (a) provides Custodian at least thirty (30) days prior written notice of Client’s intent to exercise its termination right under this Section 4.4, (b) pays all outstanding amounts due under this Agreement through the date of termination, and (c) pays a one-time early termination fee equal to the highest monthly fees due, excluding any Onboarding Fee, for any month of Services before such notice multiplied by the number of months remaining in the applicable Initial Term or Renewal Term, including partial months (the “Early Termination Fee”). Such termination will not be deemed effective unless and until (i) Client removes all Assets from Accounts and Wallet Services, and (ii) Custodian receives such Early Termination Fee, which Client understands and acknowledges will not be deemed a penalty, but a figure reasonably calculated to reflect the amounts Custodian would have received during the remainder of the Term in exchange for Client’s term commitment. Client may not cancel the Services before the expiration of the then-current Term, except as specified in this Agreement. For the avoidance of doubt, no Early Termination Fee will apply to a termination expressly permitted under Section 1.8.

4.5.	Effect of Termination. On termination of this Agreement, Client will: (a) withdraw all Assets associated with Client’s Accounts within ninety (90) days, unless such withdrawal is prohibited by Applicable Law (including applicable sanctions programs or a facially valid subpoena, court order, or binding order of a government authority); (b) pay all fees owed or accrued to Custodian through the date of Client’s withdrawal of funds, which may include any applicable Early Termination Fee; and (c) authorize Custodian to cancel or suspend any pending Custody Transactions as of the effective date of termination. Client will deliver all notices required under this Section 4.5 in accordance with Section 10.1, with a copy to legal@bitgo.com and support@bitgo.com.

5.	CUSTODIAN OBLIGATIONS.

5.1.	Insurance. Custodian will obtain or maintain insurance coverage in such types and amounts as are commercially reasonable for the Custodial Services provided hereunder. Client acknowledges that any insurance to protect the Digital Assets will apply to Custodial Services only (where all keys are held by Custodian) and not Wallet Services (non-custodial accounts where one or more keys are held by Client or its designee).

5.2.	Standard of Care. Subject to the terms of this Agreement, Custodian will exercise a level of skill, care and diligence in the execution of Client’s Instructions that a reasonably competent and regulated custodial services provider would exercise under similar circumstances. Notwithstanding the foregoing, Custodian will not be responsible for any loss or damage suffered by Client as a result of Custodian performing its obligations, unless the same results from an act of gross negligence, fraud, or willful misconduct on the part of Custodian. Custodian will not be responsible for the title, validity, or genuineness of any of the Assets (or any evidence of title thereto) received or delivered by it pursuant to this Agreement.

5.3.	Business Continuity Plan. Custodian has established a business continuity plan that will support its ability to conduct business in the event of a significant business disruption (SBD). This plan is reviewed and updated annually, and may be updated more frequently, if deemed necessary by Custodian in its sole discretion. Should Custodian be impacted by an SBD, Custodian aims to minimize business interruption as quickly and efficiently as possible. To receive more information about Custodian’s business continuity plan, please send a written request to security@bitgo.com.

5.4.	Support and Service Level Agreement. Custodian will use commercially reasonable efforts to: (a) provide reasonable technical support to Client, by email through support@bitgo.com during Custodian’s normal business hours (9:30 AM to 6 PM ET); (b) respond to support requests in a timely manner; (c) resolve such issues by providing updates or workarounds to Client (to the extent reasonably possible and practical), consistent with the severity level of the issues identified in such requests and their impact on Client’s business operations; (d) abide by the terms of the Service Level Agreement made available at https://www.bitgo.com/resources/bitgo-service-level-agreement as may be amended from time to time in Custodian’s sole discretion (“Service Level Agreement”); and (e) make Accounts available via the internet twenty-four (24) hours a day, seven (7) days a week. Custodian will use commercially reasonable efforts to provide Client with prompt written notice of any material changes to the Service Level Agreement prior to the effective date of such changes. Notwithstanding the foregoing, Custodian will comply with any Applicable Law requiring advance notice of changes within a specified timeframe, and in such cases, notice will be provided in accordance with such requirements.

6.	CONFIDENTIALITY, PRIVACY, DATA SECURITY.

6.1.	Confidentiality.

(a)          As used in this Agreement, “Confidential Information” means any non-public, confidential or proprietary information of a party or its Affiliates (“Discloser”) including information relating to Discloser’s business operations or business relationships, financial information, pricing information, business plans, customer lists, data, records, reports, trade secrets, software, formulas, inventions, techniques, and strategies. Confidential Information includes all documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of the party receiving Confidential Information (“Recipient”) and all of the foregoing will be and remain the property of the Discloser. For clarity, the existence and the terms of this Agreement will be deemed the Confidential Information of each party.

(b)          Recipient will not disclose the Discloser’s Confidential Information to any third party without the prior written consent of the Discloser, except as provided below or to Recipient’s officers, directors, agents, employees, consultants, contractors, auditors and professional advisors who (i) have a  need to know the Confidential Information in connection with this Agreement; (ii) have been informed of the confidential nature of the information; and (iii) are bound by obligations of confidentiality no less restrictive than the obligations set forth herein. Recipient will maintain policies and procedures reasonably designed to create appropriate information barriers with respect to Confidential Information shared with such party’s Representatives, Affiliates, consultants, contractors, and professional advisors. Recipient will protect such Confidential Information from unauthorized access, use, and disclosure. Recipient will not use Discloser’s Confidential Information for any purpose other than to perform its obligations or exercise its rights under this Agreement. For the purposes of this Section 6.1, no Affiliate of Custodian will be considered a third party and Custodian may share Client’s Confidential Information with its Affiliates in connection with the Services; provided that Custodian causes each such Affiliate to undertake the obligations in this Section 6.1.

(c)          The obligations under Section 6.1(b) will not apply to any (i) information that is or becomes generally publicly available through no fault of Recipient, (ii) information that Recipient obtains from a  third party (other than in connection with this Agreement) that, to Recipient's best knowledge, is not bound by confidentiality obligations prohibiting such disclosure; or (iii) information that is independently developed or acquired by Recipient without the use of or reference to the Discloser’s Confidential Information.

(d)         Notwithstanding the foregoing, Recipient may disclose the Confidential Information of Discloser to the extent required under Applicable Law; provided, however, Recipient will first notify Discloser (to the extent legally permissible) and will afford Discloser a reasonable opportunity to seek a protective order or other confidential treatment.

(e)          Upon Discloser’s written request, Recipient will return or destroy all Confidential Information; provided, however, Recipient may retain one copy of Confidential Information (i) if required by Applicable Law, or (ii) pursuant to a bona fide and consistently applied document retention policy; provided, further, that in either case, any Confidential Information so retained will remain subject to the confidentiality obligations of this Agreement.

6.2.	Privacy. Client acknowledges that Client has read the BitGo Global Privacy Notice, available at https://www.bitgo.com/privacy, which identifies how BitGo collects, uses, and discloses, on a limited basis, Client’s information (“Global Privacy Notice”). Custodian will provide Client with no less than thirty (30) days’ prior written notice before any material change to the BitGo Global Privacy Notice becomes effective as to Client, except where a shorter notice period is required to comply with Applicable Law, a binding order of a governmental authority, or to address an urgent security or operational risk, in which case Custodian will provide as much advance notice as is reasonably practicable under the circumstances. In all cases, Custodian will provide notice of changes to the BitGo Global Privacy Notice in accordance with the requirements of all Applicable Law, including any requirements mandating specific notice timeframes, methods of delivery, or consent prior to the implementation of such changes.

6.3.	Security. Custodian has implemented and will maintain a reasonable information security program that includes policies and procedures that are reasonably designed to safeguard Custodian’s electronic systems and Client’s Confidential Information from, among other things, unauthorized disclosure, access, or misuse, including, by Custodian and its Affiliates. In the event of a data security incident, Custodian will provide all notices required under Applicable Law.

7.	REPRESENTATIONS, WARRANTIES, AND COVENANTS.

7.1.	By Client. Client represents, warrants, and covenants to Custodian that:

(a)          Client fully complies with all Applicable Law in each jurisdiction in which Client operates, including applicable securities and commodities laws and regulations, efforts to fight the funding of terrorism and money laundering, sanctions regimes, licensing requirements, and all related regulations and requirements.

(b)          To the extent Client receives Assets from third-parties, the receipt of said Assets is based on lawful activity. Client will have conducted and satisfied all due diligence procedures required by Applicable Law with respect to such third parties prior to placing with Custodian any Assets associated with such third party.

(c)          Client will not use any Services for any illegal activity, including illegal gambling, money laundering, fraud, blackmail, extortion, ransoming data, the financing of terrorism, other violent activities, or any prohibited market practices, including any Prohibited Practices.

(d)          Client is currently and will remain at all times in good standing with all relevant government agencies, departments, and regulatory or supervisory bodies in all relevant jurisdictions in which Client does business, and Client will immediately notify Custodian if Client ceases to be in good standing with any applicable regulatory authority;

(e)          Client will promptly provide such information as Custodian may reasonably request from time to time regarding: (i) Client’s policies, procedures, and activities which relate to the Services in any manner, as determined by Custodian in its sole and absolute discretion; and (ii) any transaction which involves the use of the Services, to the extent reasonably necessary to comply with Applicable Law, or the guidance or direction of, or request from any regulatory authority or financial institution, provided that such information may be redacted to remove confidential commercial information not relevant to the requirements of this Agreement;

(f)           Client either owns or possesses lawful authorization to transact with all Assets involved in the Custody Transactions;

(g)          There is no claim pending, or to Client’s best knowledge, threatened, and no encumbrance or other lien, in each case, that may adversely affect any delivery of Assets made in accordance with this Agreement;

(h)          It owns the Assets in Client’s Account free and clear of all liens, claims, security interests, and encumbrances and it has all rights, title, and interest in and to the Assets in Client’s Account as necessary for Custodian to perform its obligations under this Agreement;

(i)           Client has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Client has full legal capacity and authorization to do so;

(j)           All information provided by Client to Custodian in the course of negotiating this Agreement and the onboarding of Client is complete, true, and accurate in all material respects, including with respect to the ownership of Client and Client’s primary address; no material information has been excluded; and no other Person has an ownership interest in Client’s Assets except for those disclosed in connection with such onboarding;

(k)          Client is not owned in part or in whole, nor controlled by any Person that is, nor is it conducting any activities on behalf of, any Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or any other governmental authority with jurisdiction over Client or its Affiliates; (ii) identified on the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; or (iii) located, organized or resident in a country or territory that is, or whose government is, the subject of U.S. economic sanctions, including the Crimean, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, or Syria.

(l)           Client will promptly provide Custodian cooperation and assistance regarding any inquiry or investigation made or conducted by the U.S. Office of the Comptroller of the Currency; and

(m)         Client will promptly notify Custodian of any changes in jurisdiction or material ownership of Client.

7.2.	By Custodian. Custodian represents, warrants, and covenants to Client that:

(a)          Custodian is a national banking association and trust company duly organized and validly existing under the laws of the United States, and is chartered and supervised by the Office of the Comptroller of the Currency;

(b)          Custodian has the full capacity and authority to enter into and be bound by this Agreement and the person executing or otherwise accepting this Agreement for Custodian has full legal capacity and authorization to do so; and

(c)          Custodian is not owned or controlled by any Person that is the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or any other governmental authority with jurisdiction over Custodian or its Affiliates. Custodian maintains a sanctions compliance program reasonably designed to support compliance with Applicable Law.

7.3.	SERVICE DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED, OR STATUTORY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CUSTODIAN SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. CUSTODIAN DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES THAT ACCESS TO THE COMPANY SITE, ANY PART OF THE SERVICES, OR ANY OF THE MATERIALS CONTAINED IN ANY OF THE FOREGOING WILL BE CONTINUOUS, UNINTERRUPTED, OR TIMELY; BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM, OR OTHER SERVICES; OR BE SECURE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR-FREE.

7.4.	Notification. Without limitation of either party’s rights or remedies, each party will immediately notify the other party if, at any time after the Effective Date, any of the representations, warranties, or covenants made by it under this Agreement fail to be true and correct as if made at and as of such time. Such notice will describe in reasonable detail the representation, warranty, or covenant affected, the circumstances giving rise to such failure and the steps the notifying party has taken or proposes to take to rectify such failure.

8.	INDEMNIFICATION.

8.1.	Indemnity. Client will defend, indemnify, and hold harmless Custodian, its Affiliates and Service Providers, and each of its or their respective Representatives, (each, a “Custodian Indemnitee”), from and against any Losses, whether arising from any third-party claim, demand, action, or proceeding (a “Claim”) or incurred directly by any Custodian Indemnitee, arising out of or related to Client’s (i) use of Services; (ii) breach of this Agreement; (iii) violation of any Applicable Law in connection with its use of Services; (iv) Instructions; (v) ACH transactions; or (vi) any act or omission of an Authorized Person, except to the extent such Losses result from Custodian’s gross negligence, fraud, or willful misconduct. Losses include regulatory fines, penalties, assessments, return amounts, chargebacks, reversal amounts, investigation costs, and remediation costs to the maximum extent permitted by Applicable Law.

8.2.	Indemnification Process. Custodian will (i) provide Client with prompt notice of any indemnifiable Claim under Section 8.1 (provided that the failure to provide prompt notice will only relieve Client of its obligation to the extent it is materially prejudiced by such failure and can demonstrate such prejudice); (ii) permit Client to assume and control the defense of such action upon Client’s written notice to Custodian of Client’s election to do so, with counsel acceptable to Custodian in its discretion; and (iii) upon Client’s written request, and at no expense to Custodian, provide to Client all available information and assistance reasonably necessary for Client to defend such Claim. Custodian will be permitted to participate in the defense and settlement of any Claim with counsel of Custodian’s choice at Custodian’s expense (unless such retention is necessary because of Client’s failure to assume the defense of such Claim, in which event Client will be responsible for all such fees and costs). Client will not enter into any settlement or compromise of any such Claim, which settlement or compromise would result in any liability to any Custodian Indemnitee or constitute any admission of or stipulation to any guilt, fault, or wrongdoing, without Custodian’s prior written consent.

9.	LIMITATIONS OF LIABILITY.

9.1.	NO CONSEQUENTIAL DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 9.3 BELOW, IN NO EVENT WILL CUSTODIAN, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, BE LIABLE FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH AUTHORIZED OR UNAUTHORIZED USE OF THE COMPANY SITE OR THE SERVICES, OR THIS AGREEMENT, EVEN IF CUSTODIAN HAS BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

9.2.	LIMITATION ON DIRECT DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND SUBJECT TO THE EXCEPTIONS PROVIDED IN SECTION 9.3 BELOW, IN NO EVENT WILL THE AGGREGATE LIABILITY OF CUSTODIAN, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, EXCEED THE FEES PAID OR PAYABLE TO CUSTODIAN UNDER THIS AGREEMENT DURING THE SIX (6)-MONTH PERIOD IMMEDIATELY PRECEDING THE FIRST INCIDENT GIVING RISE TO SUCH LIABILITY.

9.3.	EXCEPTIONS TO EXCLUSIONS AND LIMITATIONS OF LIABILITY. THE LIMITATIONS OF LIABILITY IN SECTION 9.2 WILL NOT APPLY TO CUSTODIAN’S FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE. THE EXCLUSION OF DAMAGES IN SECTION 9.1 WILL NOT APPLY TO CUSTODIAN’S FRAUD OR WILLFUL MISCONDUCT. CUSTODIAN’S AGGREGATE LIABILITY FOR GROSS NEGLIGENCE WILL BE LIMITED TO THE MARKET VALUE OF THE AFFECTED DIGITAL ASSETS OR FIAT CURRENCY AT THE TIME THE CLAIM ARISES, AND IN NO EVENT WILL CUSTODIAN BE LIABLE FOR LOST PROFITS, DIMINUTION IN VALUE UNRELATED TO THE AFFECTED ASSETS, OPPORTUNITY COSTS, TAX CONSEQUENCES, OR OTHER CONSEQUENTIAL DAMAGES.

10.	MISCELLANEOUS.

10.1.	Notice. All notices under this Agreement will be given in writing, in the English language, and will be deemed given when personally delivered, when sent by email, or three (3) days after being sent by prepaid certified mail or internationally recognized overnight courier to the addresses set forth in the signature blocks below (or such other address as may be specified by party following written notice given in accordance with this Section 10.1).

10.2.	Publicity. Client consents to Custodian’s identification of Client as a customer of the Services, including in marketing or investor materials. Client will not issue any press release or public announcement that references Custodian; use Custodian’s name, logos, trademarks, service marks, or other brand features in any advertising, marketing, investor materials, website, social media, app store listing, pitch deck, case study, testimonial, or other communication; or represent that Custodian endorses Client or Client’s products or services, in each case without Custodian’s prior written approval for that specific use. Client will use any trademark, service mark, trade name, brand name, logo, trade dress, corporate name, domain name, social media handle, slogan, or other source identifier, whether registered or unregistered, and any application, registration, renewal, extension, or common law right relating to any of the foregoing, owned or controlled by Custodian or its Affiliates (“Custodian Marks”) only in strict accordance with Custodian’s then-current brand guidelines and any instructions provided by Custodian, and will not alter, obscure, or combine the Custodian Marks with any other marks. Any goodwill arising from Client’s use of the Custodian Marks will inure solely to Custodian.

10.3.	Entire Agreement. This Agreement, any schedules or attachments to this Agreement, the BitGo Global Privacy Notice, and all disclosures, notices, or policies available on the Company Site that are specifically referenced in this Agreement, comprise the entire understanding and agreement between Client and Custodian regarding the Services, and supersede any and all prior discussions, agreements, and understandings of any kind (including any prior versions of this Agreement) and of every nature between and among Client and Custodian with respect to the subject matter hereof.

10.4.	Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; and (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Whenever the masculine is used in this Agreement, the same will include the feminine and whenever the feminine is used herein, the same will include the masculine, where appropriate. Whenever the singular is used in this Agreement, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate. Section headings in this Agreement are for convenience only and will not govern the meaning or interpretation of any provision of this Agreement.

10.5.	No Waiver. No waiver under this Agreement is effective unless it is in writing, identified as a waiver to this Agreement, and signed by an authorized representative of the party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power, or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission, or course of dealing between the parties.

10.6.	Amendments. Except as otherwise expressly provided in this Agreement, any modification or addition to this Agreement must be in writing signed by a duly authorized representative of each of the parties. Client agrees that Custodian will not be liable to Client or any third party for any modification or termination of the Services or suspension or termination of Client’s access to the Services, except to the extent otherwise expressly set forth herein.

10.7.	Assignment. Client may not assign any rights or licenses granted under this Agreement without the prior written consent of Custodian. Custodian may not assign any of its rights or obligations without the prior written consent of Client, except that Custodian may assign this Agreement without the prior consent of Client to any Custodian Affiliates or pursuant to a transfer of all or substantially all of Custodian’s business and assets, whether by merger, sale of assets, sale of stock, or otherwise. Any attempted transfer or assignment in violation hereof will be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their successors, and permitted assigns.

10.8.	Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under Applicable Law and the validity or enforceability of any other provision of this Agreement will not be affected.

10.9.	DISPUTE RESOLUTION. THE PARTIES AGREE THAT ALL CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE USE OF THE SERVICES (“DISPUTES”), WHETHER ARISING PRIOR TO, ON, OR SUBSEQUENT TO THE EFFECTIVE DATE, WILL BE ARBITRATED AS FOLLOWS: The parties irrevocably agree to submit all Disputes between them to binding arbitration conducted under the Commercial Dispute Resolution Procedures of the American Arbitration Association (the “AAA”), including the Optional Procedures for Large Complex Commercial Disputes, if applicable. The place and location of the arbitration will be in New York, New York. All arbitration proceedings will be closed to the public and confidential, and all related records will be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The arbitration will be conducted before a single arbitrator selected jointly by the parties. The arbitrator will be a retired judge with experience in custodial, digital assets, and trust matters under New York law. If the parties are unable to agree upon an arbitrator, then the AAA will choose the arbitrator. The language to be used in the arbitral proceedings will be English. The arbitrator will be bound to the strict interpretation and observation of the terms of this Agreement and will be specifically empowered to grant injunctions or specific performance and to allocate between the parties the costs of arbitration, as well as reasonable attorneys’ fees and costs, in such equitable manner as the arbitrator may determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. To the maximum extent permitted by Applicable Law, any Claim subject to arbitration under this Agreement must be filed with the AAA within eighteen (18) months after the date the Claim first arose (the “Arbitration Limitations Period”), or it will be permanently barred. For purposes of this provision, a Claim “arises” when the act, omission, event, or transaction giving rise to the Claim occurs, except that (a) for Claims that by their nature are not reasonably discoverable at that time, the Claim will be treated as arising when the party asserting the Claim knew or reasonably should have known of the facts giving rise to the Claim, and (b) if Applicable Law requires a different accrual rule that cannot be waived, that non-waivable rule will apply. The Arbitration Limitations Period will be tolled during (i) any period in which Applicable Law requires the parties to complete a mandatory pre -filing process, and (ii) the period beginning when a party submits a completed demand for arbitration to the AAA (or other provider) and ending on the earlier of (A) the date the arbitration is accepted/commenced by the provider or (B) the date AAA (or other provider) rejects the filing for administrative reasons, provided that the party diligently corrects any curable deficiencies and promptly resubmits. Notwithstanding the foregoing, either party will have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy, or claim hereunder. In any dispute arising under this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

10.10.	Governing Law. The laws of the State of New York, without regard to principles of conflict of laws, will govern this Agreement and any claim or dispute that has arisen or may arise between Client and Custodian, except to the extent governed by federal law of the United States of America.

10.11.	Force Majeure. Custodian will not be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of Custodian, including any delay or failure due to any act of God, natural disasters, epidemic, pandemic, act of civil or military authorities, act of terrorists, including cyber-related terrorist acts, hacking, government restrictions, exchange or market rulings, civil disturbance, war, strike or other labor dispute, fire, interruption in telecommunications or Internet services or network provider services, failure of equipment or software, other catastrophe, or any other occurrence which is beyond the reasonable control of Custodian.

10.12.	Relationship of the Parties. Nothing in this Agreement will be deemed or is intended to be deemed, nor will it cause, Client and Custodian to be treated as partners, joint ventures, or otherwise as joint associates for profit, or either Client or Custodian to be treated as the agent of the other.

10.13.	Survival. The definitions set forth in this Agreement and Sections 1.9, 2.10, 3.1, 3.2, 4.5, 6.1, 7 - 10 as well as any other provision that, in order to give proper effect to its intent, should survive such termination, will survive the termination of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the Effective Date.

BITGO BANK & TRUST, NATIONAL ASSOCIATION	Canary Staked TRX ETF

By:	By:

Name: Jody Mettler	Name: drew hill

Title: President	Title: Drew Hill, President

Date: 07 July 2026 | 8:28 AM PDT	Date: 06 July 2026 | 3:35 PM PDT

Address for Notice: 101 S. Reid St Suite 307 PMB# 9793 Sioux Falls, SD 57103 Attn: Legal Email: legal@bitgo.com	Address for Notice: 8 Cadillac Drive, Suite 300 Brentwood, TN 37027 Attn: Legal Email: Legal@canary.capital

SCHEDULE B

ACH PAYMENT SERVICES TERMS

1   Scope and Incorporation. These ACH Payment Services Terms (“ACH Terms”) govern the use of ACH Services by or on behalf of Client through the UI, including ACH credits and ACH debits to transfer Fiat Currency between Client’s approved Linked Bank Account and the applicable Customer Omnibus Account, as reflected in Custodian’s books and records. ACH transactions are processed in accordance with the Nacha Operating Rules, as amended from time to time, Applicable Laws, Custodian’s risk policies, and the terms of this Agreement. These ACH Terms are incorporated into and form part of this Agreement, and establish the binding framework for Client’s ACH activity, including authorization, payment timing, settlement, returns, reversals, error reporting, transaction limits, fraud prevention, record retention, and Nacha compliance. Capitalized terms used but not defined in these ACH Terms have the meanings ascribed to them in Section 1 of this Agreement. In the event of a conflict between these ACH Terms and any other provision of this Agreement, these ACH Terms control with respect to ACH transactions; provided that Custodian’s risk, compliance, security, sanctions, fraud prevention, and transaction monitoring controls will control over any conflicting instruction or UI workflow, API instruction, or third-party provider workflow. Nothing in these ACH Terms limits Custodian’s right to delay, reject, suspend, return, reverse, or investigate any ACH transaction as permitted under this Agreement, the Nacha Operating Rules, or Applicable Law.

2 ACH Authorization.

(a)  By initiating or requesting an ACH transaction through the UI, API, third-party provider workflow, or any other Custodian-approved channel, Client authorizes Custodian, its Affiliates, ACH Operators, bank partners, and service providers to initiate, originate, transmit, settle, return, reverse, correct, adjust, and otherwise process ACH debit and credit entries to and from the bank account designated by Client (“Linked Bank Account”), in the amounts and at the times specified by Client, in any transaction-specific authorization, or as otherwise contemplated by the applicable Custodian-approved workflow. Client will use ACH Services only for commercial purposes and only with Linked Bank Accounts owned by Client or for which Client has full legal authority. Client will not initiate ACH transactions on behalf of any third party, act as a Third Party Sender, or use consumer accounts or international ACH transactions unless Custodian has approved such use in writing.

(b)  Unless otherwise approved by Custodian in writing, ACH Services are available only for non-consumer, commercial transactions. Client’s authorization remains in effect until Client revokes it by providing written notice to Custodian at support@bitgo.com at least three (3) business days before the next scheduled transfer date. Custodian may require additional authentication or documentation before honoring any revocation. Any revocation will not affect any ACH entry already initiated, processed, settled, returned, reversed, corrected, adjusted, or otherwise handled before Custodian has had a reasonable opportunity to act on the revocation. Custodian will confirm receipt of a revocation request within one (1) business day of Client’s notification. If the amount of a scheduled recurring ACH debit will vary from the previously authorized amount, Custodian will provide Client with notice of the new amount at least ten (10) calendar days before the scheduled transfer date, unless a shorter period is permitted by Applicable Law or the Nacha Operating Rules. If the scheduled debit date changes, Custodian will provide notice as required by Applicable Law or the Nacha Operating Rules.

(c)  Client represents, warrants, and covenants that (i) Client is the owner or authorized signatory of the Linked Bank Account, (ii) all information provided in connection with the Linked Bank Account is accurate and complete, (iii) Client has all necessary authority to authorize the ACH transactions contemplated hereunder, (iv) each ACH entry is properly authorized, complies with the Nacha Operating Rules and Applicable Law, uses the correct Standard Entry Class code, Company Name, Company Identification, and Company Entry Description, is not originated under false pretenses, does not involve any sanctioned person or prohibited activity, and is within any exposure limit, transaction limit, or other risk parameter established by Custodian, and (v) Client will retain a readily accessible and accurately reproducible record evidencing each authorization for at least seven (7) years after the applicable authorization is terminated or is revoked, or for any longer period required by Custodian, the Nacha Operating Rules, any bank partner, or Applicable Law, and provide it to Custodian within two (2) business days after Custodian’s request, or within any shorter period as Custodian may require to meet Nacha, RDFI, ACH Operator, bank partner, dispute, return, regulatory, or litigation deadlines applicable to Custodian.

(d)  If Client operates a platform, application, API integration, embedded finance program, or other service through which end customers may initiate ACH transactions, Client is responsible for presenting, obtaining, authenticating, retaining, and producing each end-customer ACH authorization in a form that complies with these ACH Terms, the Nacha Operating Rules, Custodian’s implementation requirements, and any applicable bank partner requirements. Client will not submit any ACH instruction to Custodian unless the applicable end customer has affirmatively authorized the transaction through a Custodian-approved authorization flow.

(e)  Custodian may review, test, and audit Client’s ACH authorization flow, records, controls, return activity, and customer communications at any time upon reasonable request, and Client will promptly remediate any deficiency identified by Custodian, a bank partner, an ACH Operator, Nacha, or a regulator. Custodian may suspend ACH Services if Client fails to provide evidence of authorization or if Custodian determines that Client’s authorization process creates unacceptable legal, regulatory, operational, fraud, or return risk.

3 Payment Timing and Settlement.

(a)  ACH transactions are not processed in real time. ACH credits and debits are typically settled within one to three (3) business days after initiation, depending on the receiving depository financial institution and ACH network processing schedules. Custodian does not guarantee any specific settlement time.

(b)   Funds deposited via ACH credit will not be available for withdrawal or trading until the later of (i) settlement of the ACH transaction and (ii) expiration of any applicable ACH Hold Period. Custodian may impose a hold of up to five (5) business days (or longer if required by applicable law or Custodian’s risk policies) on funds deposited via ACH before such funds are made available for withdrawal or transfer of Digital Assets off Client’s Account (the “ACH Hold Period”). Custodian may extend the ACH Hold Period in its discretion if it reasonably believes that the transaction presents an elevated risk of return, reversal, or fraud.

(c)  Custodian and its Affiliates are not liable for any delays, failures, or errors in ACH processing caused by the ACH network, any receiving or intermediary depository financial institution, Client’s Linked Bank Account provider, or any third-party payment processor.

4 Returns, Reversals, and Clawback.

(a)   ACH transactions may be returned or reversed by the originating or receiving depository financial institution for reasons including, but not limited to, insufficient funds, account closure, unauthorized transaction claims, or inaccurate account information. Client acknowledges that ACH returns may occur up to sixty (60) calendar days (or longer in certain circumstances) after the settlement date of the original transaction.

(b)   If any ACH entry, provisional credit, deposit, transfer, payment, or related ledger entry is returned, reversed, corrected, adjusted, charged back, disputed, or subject to any warranty, indemnity, fine, fee, assessment, or other claim for any reason, Client authorizes Custodian, without prior notice or consent, to take any of the following actions:

(i)  debit, charge, or set off against any fiat ledger balance, Customer Omnibus Account balance, Account, Wallet Services balance, proceeds, receivable, reserve, collateral, or other amount Custodian or its Affiliates hold for, or owe to, Client for the full amount of the returned or reversed deposit, plus any associated fees, charges, or losses;

(ii)  liquidate Digital Assets held in Client’s Account to the extent necessary to recover the amount owed, at the prevailing market price at the time of liquidation, with Custodian determining the timing, method, venue, and asset order of liquidation in its sole discretion and having no liability for market movement, slippage, taxes, network fees, opportunity costs, or execution price, except to the extent caused by Custodian’s gross negligence, fraud, or willful misconduct;

(iii)  suspend or restrict Client’s ability to withdraw, trade, or transfer assets from Client’s Account until the returned or reversed amount is fully recovered; and

(iv)   set off amounts owed by Client under this Schedule B against any other amounts Custodian or its Affiliates may owe to Client.

(c)  If Client’s Account has insufficient funds or Assets to cover a returned or reversed ACH deposit, the deficiency constitutes an immediately due and payable obligation of Client to Custodian. Custodian may pursue collection of any deficiency through any lawful means.

(d)  Custodian may reverse or cancel any transaction (including a digital asset purchase, sale, withdrawal, or transfer) that was funded in whole or in part by an ACH deposit that is subsequently returned, reversed, corrected, adjusted, charged back, disputed, or otherwise not finally collected, regardless of whether the return, reversal, correction, adjustment, chargeback, dispute, or failure of final collection occurs during or after the ACH Hold Period or after funds or Assets appear available in Client’s Account.

5. Unauthorized Transfers and Error Resolution.

(a)  ACH Services are intended solely for commercial, non-consumer use. Client is responsible for all ACH transactions initiated using Client’s Account, Client Security Codes, Authorized Persons, Linked Bank Account credentials, APIs, or other approved access methods, whether or not authorized by Client, except to the extent directly caused by Custodian’s gross negligence, fraud, or willful misconduct. Client must notify Custodian immediately, and in any event within one business day, after Client knows or suspects any unauthorized, erroneous, fraudulent, suspicious, or false pretense ACH activity.

(b)   Client must review all Account activity, ACH entries, statements, notices, and UI records daily and must report any suspected error, unauthorized transaction, discrepancy, or exception immediately.

(c)   To the maximum extent permitted by Applicable Law and the Nacha Operating Rules, Client is precluded from asserting any error, unauthorized transaction, or discrepancy not reported within the shorter of (i) two (2) banking days after the relevant entry posts or is made available in the UI, and (ii) any deadline required for Custodian to exercise return, adjustment, or recovery rights.

(d)  Client will provide all information and documentation requested by Custodian in connection with any error, unauthorized transaction, discrepancy, or exception within the timeframe specified by Custodian, which may be shorter than two (2) banking days where necessary to meet Nacha, bank partner, ACH Operator, regulatory, sanctions, fraud recovery, or litigation deadlines.

(e)     To report an unauthorized transfer or account error, Client must contact Custodian at: support@bitgo.com. Client should contact Custodian as soon as possible if Client believes an unauthorized transfer has been made or an error has occurred. Custodian will investigate reported ACH errors in a commercially reasonable manner and may require Client to provide declarations, records, bank statements, police reports, affidavits, transaction records, communications, device or access logs, or other information reasonably requested by Custodian. Custodian is not required to provide provisional credit unless expressly required by Applicable Law. Any credit provided by Custodian is provisional and may be reversed if Custodian determines that no error occurred, the transaction was authorized, Client failed to comply with this Agreement, or Custodian is unable to recover funds.

6 Transaction Limits, Fraud Monitoring, and Fraud Prevention.

(a)  Custodian may establish and modify, in its sole discretion, per-transaction, daily, weekly, or monthly limits on ACH deposits and withdrawals. Current limits are published on the UI and may be adjusted based on the Client’s Accounts history, verification status, and risk profile.

(b)   Custodian may delay, suspend, or refuse to process any ACH transaction if Custodian reasonably believes that the transaction (i) may be fraudulent, unauthorized, suspicious, originated under false pretenses, or in violation of Applicable Law, (ii) may violate the Nacha Operating Rules, (iii) may expose Custodian to unacceptable credit, fraud, sanctions, operational, or regulatory risk, or (iv) involves a Linked Bank Account that has been associated with a pattern of returned, reversed, disputed, suspicious, or unauthorized ACH entries.

(c)  Client agrees to cooperate with Custodian in any investigation of suspected fraudulent or unauthorized ACH activity, including by providing information and documentation reasonably requested by Custodian.

(d)    Custodian may use risk-based processes and procedures to identify ACH entries that may be unauthorized, fraudulent, suspicious, originated under false pretenses, inconsistent with Client’s activity, or otherwise unacceptable to Custodian. Custodian may apply transaction monitoring, account validation, exposure limits, velocity controls, return-rate monitoring, sanctions screening, fraud screening, manual review, holds, reserves, suspension, rejection, reversal, or other controls at any time without prior notice.

(e)    Client will cooperate with Custodian’s ACH risk management and fraud monitoring processes, including by providing information reasonably requested by Custodian to verify account ownership, transaction purpose, authorization, source of funds, customer identity, or other facts relevant to an ACH transaction or related investigation.

7  Third-Party Service Providers. ACH Services may be provided through or in conjunction with third-party service providers, including bank partners, payment processors, account linking providers, fraud vendors, ACH Operators, and other service providers. Client authorizes Custodian to share Client’s information (including Linked Bank Account details and transaction data) with such third parties as necessary to process ACH transactions, verify accounts, comply with Applicable Law and the Nacha Operating Rules, manage returns and reversals, and investigate fraud, unauthorized activity, errors, or suspicious activity. Client acknowledges that the use of ACH Services may require Client to agree to the terms and privacy policies of Custodian’s third-party service providers, including Astra Finance, Inc., whose Terms of Service and Privacy Policy are available at https://astrafi.com/terms/. By using ACH Services, Client agrees to be bound by the then-current terms of such third-party service providers to the extent applicable to Client’s use of ACH Services. As between Client and Custodian, these ACH Terms control with respect to Custodian’s rights, Client’s obligations, and any ACH transaction processed through Custodian.

8  Nacha Rules. Client acknowledges that ACH transactions are governed by the Nacha Operating Rules, as amended from time to time. To the extent required by the Nacha Operating Rules, Client agrees to be bound by and comply with the Nacha Operating Rules as they apply to Client’s ACH transactions, including requirements relating to authorizations, Standard Entry Class codes, Company Entry Descriptions, return rates, risk management, fraud monitoring, audits, and record retention. For purposes of these ACH Terms, “Nacha Operating Rules” means the rules, guidelines, and operating procedures established by Nacha (formerly the National Automated Clearing House Association) governing the ACH network, as amended, supplemented, or restated from time to time, including any applicable Nacha advisories, risk management frameworks, and mandatory compliance requirements.

9  Fees. Any applicable fees will be disclosed to Client either in Schedule A, which may be updated from time to time, or on the UI before the relevant transaction is initiated.